April 15, 2011

Federated Total Return Series, Inc.

4000 Ericsson Drive

Warrendale, PA 15086-7561

Ladies and Gentlemen:

We have acted as counsel to Federated Total Return Series, Inc., a Maryland corporation (the “Company”), and its series, Federated Total Return Bond Fund (the “Acquiring Fund”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of the registration statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), registering Class A and Institutional Shares of common stock of the Acquiring Fund (the “Merger Shares”) to be issued pursuant to an Agreement and Plan of Reorganization (the “Agreement”).

The Agreement, in the form to be adopted by High Grade Bond Portfolio (the “Acquired Fund”), a series of EquiTrust Series Fund, Inc., and the Acquiring Fund, provides for the transfer of the Acquired Fund’s assets to the Acquiring Fund determined in the manner specified in the Agreement in exchange solely for the issuance of shares as follows: Merger Shares shall be distributed to shareholders of Class A, Class B and Class I Shares of the Acquired Fund in proportion to such shareholders’ holdings on the reorganization date.

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Agreement, the Articles of Incorporation of the Company, the By-Laws of the Company, and the actions of the Company that provide for the issuance of the Merger Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof that, in our experience, generally are applicable to the issuance of shares by entities such as the Company. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

Federated Total Return Series, Inc.

April 15, 2011

1.	The Merger Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Company; and

2.	When issued and consideration therefor has been paid in accordance with the Agreement, the Merger Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid, and nonassessable.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ K&L Gates LLP